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Sent via Electronic Delivery to: william.schmitt@qmedinc.com


December 18, 2007

Mr. William T. Schmitt, Jr.
Senior Vice President, Treasurer
  and Chief Financial Officer
QMed, Inc.
25 Christopher Way
Eatontown, New Jersey 07724

Re: QMed, Inc. (the "Company")
    Nasdaq Symbol:  QMED

Dear Mr. Schmitt:

For the last 30 consecutive business days, the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the "Rule"). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until June 16, 2008, to regain comliance.1 If, at anytime before June 16, 2008, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Staff will provide written notification that it complies with the Rule.2

If compliance with this Rule cannot be demonstrated by June 16, 2008, Staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c)3, except for the bid price requirement. If it meets the initial listing criteria, Staff will notify the Company that it has been granted an additional 180 calender day compliance period. If the Company is not eligible for an additional compliance period, Staff will provide written notification that the Company's securities will be delisted. At the time, the Company may appeal Staff's determination to delist its securities to a Listing Qualifications Panel (the "Panel").4


___________________

1 The 180 day period related exclusively to the bid price deficiency. The Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirement for which it is currently on notice or which occurs during this period.

2 Marketplace Rule 4310(c)(8)(E) states that, "Nasdaq may, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the issuer has demonstrated an ability to maintain long-term compliance. In determining whether to monitor bid price beyond ten business days, Nasdaq shall consider the following four factors: (i) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the market maker montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and, (iv) the trend of the stock price (is it up or down)."
3 Please note that effective May 18, 2007, Marketplace Rule 4310(c) was amended. See SEC release No. 33-8791 or follow http://www.complinet.com/nasdaq/display/display.html?rbid=1705&element_id=1010 to review the amended initial listing requirements for the The Nasdaq Capital Market.
4 Please note that if the Company appeals it wll be asked to provide a plan to regain compliance to the Panel, and that historically Panels have generally viewed a near-term reverse stock split as the only definitive plan acceptable to resolve a bid price deficiency.

Mr. William T. Schmitt, Jr.
December 18, 2007
Page 2


Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.5 The Company must provide a copy of this announcement to Nasdaq's MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the "Hearings Department") at least 10 minutes prior to its public dissemination.6 For your convenience, we have enclosed a list of news services.7

In the event the Company does not make the required public announcement, trading in your securities will be halted.

In addition, an indicator will be broadcast over Nasdaq's market data dissemination network noting the Company's non-compliance. The indicator will be displayed with quotation information related to the Company's securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.


__________________________


5 We also note that Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days. See, SEC Release No. 34-49424.
6 The notice should be submitted to Nasdaq's MarketWatch Department through the Electronic Disclosure service available at www.NASDAQ.net. The facsimile numbers for Nasdaq's Listing Qualifications and Hearings Departments are (301) 978-4028 and (301) 978-8080, respectively.
7 The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story. Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS' EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s)_______________.

Mr. William T. Schmitt, Jr.
December 18, 2007
Page 3

If you have any questions, please do not hesitate to contact me at
(301) 978-8048.

Sincerely,


/s/ Marilyn K. Bacot

Marilyn Bacot
Listing Analyst
Nasdaq Listing Qualifications

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